Exhibit l

1275 Pennsylvania Ave., NW Washington, DC 20004-2415 tel 202.383.0100 fax 202.637.3593 www.sablaw.com

CYNTHIA M. KRUS

DIRECT LINE: 202.383.0218

Internet: ckrus@sablaw.com

September 15, 2004

MCG Capital Corporation

1100 Wilson Boulevard

Suite 3000

Arlington, VA 22209

Ladies and Gentlemen:

We have acted as counsel to MCG Capital Corporation, a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form N-2 (File No. 333- ) pursuant to Rule 462(b) (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement covers the underwritten public offering of 301,259 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), which shares are registered in addition to the 18,000,000 shares registered under the Company’s registration statement on Form N-2 (File No. 333-113236).

We have examined originals or copies, certified or otherwise identified to our satisfaction by public officials or officers of the Company as authentic copies of originals, of (i) the Company’s charter and its bylaws, (ii) resolutions of the board of directors of the Company relating to the authorization of the preparation and filing of the Registration Statement and approving the offer and issuance of the Shares, and (iii) such other documents as in our judgment were necessary to enable us to render the opinion expressed below.

In our review and examination of all such documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, and the conformity with authentic originals of all documents and records submitted to us as copies. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

To the extent we have deemed appropriate, we have relied upon certificates of public officials and certificates and statements of corporate officers of the Company as to certain factual matters.

Atlanta	•	Austin	•	Houston	•	New York	•	Tallahassee	•	Washington, DC

MCG Capital Corporation

September 15, 2004

This opinion is limited to the laws of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction. The opinion expressed in this letter is based on our review of the General Corporation Law of Delaware.

Based upon and subject to the foregoing and our investigation of such matters of law as we have considered advisable, we are of the opinion that the Shares, when issued, delivered and paid for as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is given as of the date hereof, and we undertake no obligation to update such opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein or for any other reason.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the “Legal Matters” section of the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ Cynthia M. Krus
Cynthia M. Krus